IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

In re:	:	
SKINNY NUTRITIONAL CORP.,	:	**CHAPTER 11**
Debtor.	:	**BANKRUPTCY NO. 13-13972 (JKF)**

<u>FIRST AMENDED LIQUIDATING CHAPTER 11 PLAN</u>

Skinny Nutritional Corp., by and through its undersigned counsel, hereby files, as plan proponent, this First Amended Liquidating Plan pursuant to Chapter 11, Title 11 of the United States Code.

OBERMAYER REBMANN MAXWELL & HIPPEL LLP
One Penn Center, Suite 1900
1617 JFK Boulevard
Philadelphia, PA 19103

Counsel to Debtor Skinny Nutritional Corp.

Dated: July 10, 2014

Claims. All payments to Class 4 General Unsecured Creditors shall be made through a bonded Liquidating Trustee to be appointed by the Debtor in accordance with Section 4.6 of the Plan. No payments shall be made by the Liquidating Trustee unless and until the Liquidating Trustee determined that there are sufficient revenues to pay current and projected Administrative Claims. The Liquidating Trustee will attempt to liquidate the Debtor's corporate shell and if successful, proceeds of the sale shall be paid to Class 4 General Unsecured Creditors pro rata after payment of legal expenses connected therewith and all senior classes of creditors. Obermayer will ensure a distribution of at least $30,000.00 to the Class 4 creditors by carving out that amount from its allowed administrative fees.

2.4 **Class 5. Interest Holders of Skinny Nutritional Corp.** Class 5 consists of the Allowed Interests of the Skinny Nutritional Corp. shareholders. The Class 5 Interests shall be cancelled on the Effective Date and no distribution will be made on account of these interests unless and until all claims (or Interests) of higher priority are paid in full. Class 5 Interests are impaired under the Plan, and are presumed to reject the Plan.

ARTICLE III

Treatment of Unclassified Claims

3.1 **Administrative Claims**. All Administrative Claims shall be treated as follows:

a. Time for Filing Administrative Claims. The holder of an Administrative Claim, other than a Professional Claim, must file with the Bankruptcy Court and serve on the Debtor and its counsel, a Motion for allowance of the Administrative Claim within thirty (30) days after the Confirmation Date. Failure to file such a motion timely and properly shall result in the Administrative Claim being forever barred and discharged.